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EXHIBIT 99.1

FASTNET
CORPORATION
3864 COURTNEY STREET O SUITE 130
BETHLEHEM, PENNSYLVANIA 18017
WWW.FAST.NET

NASDAQ: FSST

FOR IMMEDIATE RELEASE
JUNE 3, 2002

                  FASTNET CLOSES ON ACQUISITION OF THE INTERNET
                       AND NETWORK SERVICES BUSINESS FROM
                                 APPLIEDTHEORY
                              --------------------
       ACQUISITION ADDS SIGNIFICANT REVENUE AND EXPECTED TO BE IMMEDIATELY
                        ACCRETIVE TO EBITDA AND EARNINGS

BETHLEHEM, PA JUNE 3, 2002, FASTNET(R) CORPORATION (NASDAQ: FSST), a leading provider of comprehensive Internet Services and Solutions, announced today it completed its purchase of selected assets of AppliedTheory Corporation. On May 25th, the U.S. Bankruptcy Court for the Southern District of New York approved FASTNET's bid, clearing the way for FASTNET to finalize the closing. In this acquisition, FASTNET acquired the network access portion of AppliedTheory's Internet services business located primarily along the Northeast Corridor. The acquired business includes a strong customer base, cost efficient high capacity backbone network and associated equipment. The acquisition is expected to add approximately $15 million in revenue.

"The purchase of AppliedTheory's network business is a great accomplishment for FASTNET," said Stephen Hurly, President and CEO of FASTNET. "We believe AppliedTheory is one of the preeminent service providers in the data communications space. AppliedTheory has long-standing relationships with numerous large corporations, hospitals, schools, colleges and universities, research and development firms and government institutions, and it has established itself as a leader in providing full service data solutions. Our purchase of specific assets from bankruptcy allowed us to select those portions of the business that would improve our critical mass and increase our monthly cash flow from operations."

"We are excited about welcoming the AppliedTheory customers to the FASTNET family. They have come to expect a very high degree of network reliability and world-class customer service from the team at AppliedTheory. We look forward to meeting and exceeding those expectations", added Hurly. "We are acquiring all of the necessary network assets. As a result, customers should experience no interruption in service. In addition, our plans call for hiring many of the very talented AppliedTheory network team and look forward to their contribution."


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"We are pleased that FASTNET has been successful in the acquisition of our network business", added Danny E. Stroud, President and CEO of AppliedTheory. "We anticipate that our customers will continue to experience the same high quality of service and support they have come to expect from us in their new relationship with FASTNET. The continuity that customers will have, through our key network personnel who will be joining the FASTNET team, will help make this a seamless transition."

Ward Schultz, FASTNET's newly appointed Chief Financial Officer indicated that, "the AppliedTheory acquisition illustrates the benefits of the Company's Acquisition Plan. We expect the AppliedTheory acquisition to yield significant network cost efficiencies as the Company scales up its business. FASTNET expects to gain increased revenue from the dedicated users of AppliedTheory's access services, without substantially increasing the size of its network footprint. The combination of these network synergies and the resulting cross-selling opportunities makes this acquisition a key driver to our future results." The AppliedTheory asset purchase is FASTNET's fifth strategic acquisition in the past two years, continuing its path to expand operations in the Mid-Atlantic region, and offering customized data solutions to match the needs of businesses both today and tomorrow.

ABOUT FASTNET CORPORATION

FASTNET Corporation, headquartered in Bethlehem, PA, has facilities located throughout the Mid-Atlantic Region, providing high-performance, dedicated and reliable Internet service to businesses of all sizes. Through private, redundant peering arrangements with the national IP backbone carriers, the Company is able to maintain the level of reliability of service that today's business customer demands, as well as superior and personalized customer care.

In addition to business class high-speed Internet connectivity, FASTNET also provides wireless Internet connectivity, security solutions, virtual private network (VPN) design and implementation, managed hosting, managed firewall services, web design and application services, e-commerce site development, colocation, content streaming, and dial-up Internet access for residential customers and mobile workers.

The Company's Common shares are listed on the Nasdaq National Market under the symbol "FSST." For more information on FASTNET, visit the Company's web site at www.fast.net or call 1-888-321-FAST.


AT FASTNET CORPORATION

Stephen A. Hurly            Ward Schultz
President & CEO             Chief Financial Officer
(610) 266-6826              (610) 266-6700


FORWARD LOOKING STATEMENTS

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. The forward-looking statements in this release include statements relating to our ability to successfully integrate acquisitions so that the expected synergies are realized, the ability to meet expectations of AppliedTheory customers, the ability to achieve network cost efficiencies are the result of the AppliedTheory acquisition, as well as our ability to successfully integrate any future acquisitions. Actual results may differ materially from the results discussed in the forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to fluctuations in operating results, additional capital requirements, competition, integration of acquisitions, history of losses, implementation of network infrastructure, the ability to meet expectations of AppliedTheory customers, the ability to achieve network cost efficiencies are the result of the AppliedTheory acquisition, and dependence on key personnel. You should review carefully the risk factors set forth in our annual report on Form 10-K and quarterly report on Form 10-Q, as filed with the Securities and Exchange Commission. The information contained herein is current only as of the date of this release and we undertake no obligation to update the information in this press release in the future.

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